Exhibit 99.1

Copano Energy, L.L.C.		NEWS RELEASE

	Contacts:	Matt Assiff, SVP & CFO
Copano Energy, L.L.C.
713-621-9547
FOR IMMEDIATE RELEASE
Ken Dennard / ksdennard@drg-e.com
Jack Lascar / jlascar@drg-e.com
DRG&E / 713-529-6600

COPANO ENERGY TO PRESENT AT THE IPAA 2006

OGIS NEW YORK CONFERENCE

HOUSTON — April 6, 2006 — Copano Energy, L.L.C. (NASDAQ: CPNO) announced today that John Eckel, its Chairman and Chief Executive Officer, will speak at the IPAA 2006 OGIS New York Conference to be held April 10 - 12, 2006, at the Sheraton New York Hotel & Towers in New York City.

Copano Energy’s presentation will be webcast live on Wednesday, April 12, 2006, at 9:35 a.m. Eastern Standard Time (8:35 a.m. Central Standard Time) and is expected to last approximately 20 minutes. To listen to the live audio webcast and view Copano Energy’s presentation material, visit the Company’s website at www.copanoenergy.com under “Investor Relations-Presentations”. A replay of the presentation will be archived on the website shortly after the presentation is concluded.

Houston-based Copano Energy, L.L.C. is a midstream natural gas company with natural gas gathering, intrastate pipeline and natural gas processing assets in the Texas Gulf Coast region and in Central and Eastern Oklahoma.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. These statements include, but are not limited to statements with respect to future distributions. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause the company’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to the company, key customers reducing the volume of natural gas and natural gas liquids they purchase from us, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in Copano’s Securities and Exchange Commission filings.

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